Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of ANADIGICS, Inc. for the registration of convertible debt, preferred stock and common stock and to the incorporation by reference therein of our reports dated March 15, 2012, with respect to the consolidated financial statements and schedule of ANADIGICS, Inc.,  and the effectiveness of internal control over financial reporting of ANADIGICS, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, NJ
August 2, 2012